EXHIBIT 10.34

TERM NOTE

1.             DEFINED TERMS.  As used in this Term Note (the “Note”), the following terms shall have the following meanings:

1.1	Borrower:	Chase Corporation
a Massachusetts corporation
26 Summer Street
Bridgewater, Massachusetts 02324

1.2	Lender:	Citizens Bank of Massachusetts
28 State Street
Boston, MA 02109

1.3	Loan Amount:	$7,800,000.00

1.4	Interest Rate:	See Section 3 below.

1.5	Maturity Date:	October 12, 2010

1.6	Loan Agreement: a certain Term Loan Agreement of even date herewith by and between Borrower and Lender.

1.7

Loan, Loan Documents and Event of Default shall have the same meanings as in the Loan Agreement. The Loan Documents are incorporated herein by reference. All capitalized terms used herein and not otherwise defined herein shall have the meanings as set forth in the Loan Agreement.

1.8	Prepayment Period: At any time during the term of the Loan.

2.             DEBT: For value received, Borrower hereby promises to pay to the order of Lender the Loan Amount, together with interest on all unpaid balances from the date of such advances made under this Note at the interest rate set forth in this Note, together with all other amounts due hereunder or under the Loan Documents.

3.             INTEREST: Interest on all amounts advanced under this Note shall accrue interest at either (i) a floating per annum rate of interest equal to the Prime Rate (as defined in the Loan Agreement) (the “Prime Rate Option”), or (ii) an adjustable per annum rate equal to the LIBOR Rate plus the Applicable Margin (as such terms are defined in Rider A entitled “Provisions for Citizens LIBOR Rate Loans” attached hereto and made a part hereof) ( the “LIBOR Rate Option”).  Borrower may elect either interest rate option by written notice to Lender upon the date of this Note and thereafter upon any interest payment date during the term of this Note.  The interest rate selected by Borrower shall continue during the term of the Note until Lender receives written notice from Borrower of a requested change.  In the absence of any written election by Borrower, this Note shall accrue interest at the Prime Rate option as set forth above.  Interest shall be calculated on the basis of the number of actual days elapsed and a 360-day year.  In the event that Borrower elects to enter into a Hedging Contract (as defined in Rider A) with respect to any portion of the outstanding principal of this Note, the interest rate for such portion shall automatically accrue at the LIBOR Rate Option as set forth above in order to accommodate the terms of the Hedging Contract.

4.             PAYMENTS: Borrower shall make payments of interest on the amounts advanced by Lender under this Note monthly in arrears while any part of the indebtedness evidenced hereby is unpaid with each monthly payment due as follows:  (i) for any portion of the Loan that is accruing interest pursuant to the Prime Rate Option, Borrower shall make payments on the first day of the month after the date of such advance (the “First Payment Date”) and thereafter on each monthly anniversary of the First Payment Date, and (ii) for any portion of the Loan that is accruing interest pursuant to the LIBOR Rate Option, Borrower shall make payments on each Interest Payment Date as set forth in Rider A. In addition to monthly payments of accrued interest, Borrower shall make quarterly payments of principal in the amount of $390,000.00 on each quarterly anniversary of the First Payment Date during the term of this Note.  Upon the Maturity Date, Borrower shall pay to Lender the entire then unpaid balance of principal and interest due under this Note.

Any payments on this Note, whether such payment is of a regular installment or represents a prepayment (if permitted hereunder), shall be made in coin and currency of the United States of America which is legal tender for the payment of public and private debts, in immediately available funds, to Lender at Lender’s address set forth or at such other address as Lender may from time to time designate in writing.

5.             DEFAULT INTEREST: If an Event of Default has occurred under this Note, Borrower shall, in addition to any other payment due hereunder, pay interest thereon from and after the date on which such Event of Default has occurred at an annual interest rate equal to the then applicable interest rate plus four percent (4%) and such interest shall be due and payable, on demand, at such rate until the entire amount due is paid to Lender, whether or not any action shall have been taken or proceeding commenced to recover the same.  Nothing in this Section 5 or in any other provision of this Note shall constitute an extension of the time of payment of the indebtedness hereunder.

6.             DELINQUENCY CHARGES:  If Borrower fails to pay any amount of interest on this Note for ten (10) days after such payment becomes due,  Lender may, at its option, whether immediately or at the time of final payment of the amounts evidenced by this Note impose a delinquency or “late” charge equal to five percent (5%) of the amount of such past due payment notwithstanding the date on which such payment is actually paid in full.  Borrower agrees that any such delinquency charges shall not be deemed to be additional interest or penalty, but shall be deemed to be liquidated damages because of the difficulty in computing the actual amount of damages in advance.

7.             COSTS AND EXPENSES UPON DEFAULT: After default, in addition to principal, interest and delinquency charges, Lender shall be entitled to collect all costs of collection, including, but not limited to, reasonable attorneys, fees and expenses, incurred in connection with any of Lender’s collection efforts, whether or not suit on this Note is filed, and all such costs and expenses shall be payable on demand.

8.             APPLICATION OF PAYMENTS: Unless an Event of Default has occurred, all payments hereunder shall be applied first to delinquency charges, costs of collection and enforcement and other similar amounts due, if any, under this Note and under the other Loan Documents, then to interest which is due and payable under this Note and the remainder, if any, to principal due and payable under this Note.  If an Event of Default has occurred, such payments may be applied to sums due under this Note or under the other Loan Documents in any order and combination that Lender may, in its sole and absolute discretion, determine.

9.             PERMITTED PREPAYMENT:  The Borrower shall have the right to prepay the Loan in whole, or in part, at any time, together with all delinquency charges and any other amounts which may be due hereunder or under any of the Loan Documents, provided that the Borrower shall be liable at the time of any such prepayment for any LIBOR Rate Loan Prepayment Fee or any fees in connection with any Hedging Obligations, as such defined terms are set forth and defined in Rider A.

10.           COSTS; ILLEGALITY OF LOAN: In addition to principal, interest and delinquency charges, Borrower shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and all reasonable expenses and disbursements of counsel, in connection with the protection, realization or enforcement of any of Lender’s rights against Borrower or any other liabilities of Borrower to Lender (whether or not suit or foreclosure is instituted by or against Lender).

Borrower hereby agrees to pay to Lender on demand (i) all costs and expenses of Lender in connection with, and any stamp or other taxes or charges (including filing fees) payable with respect to, this Note and the enforcement hereof; and (ii) any amount necessary to compensate it for (a) any losses or costs (including funding costs) sustained by it as a consequence of any default by Borrower hereunder; and (b) any increased costs Lender may sustain in maintaining the borrowing evidenced hereby due to the introduction of, or any change in, law or applicable regulations (including the interpretation thereof) or due to the compliance by Lender with any guideline or request from any central bank or governmental authority.  In addition, if it shall become unlawful, or any central bank or other governmental authority shall assert it to be unlawful, for Lender (or any bank which is directly or indirectly funding Lender with respect to the Loan) to maintain the borrowing evidenced hereby, Borrower agrees to prepay this Note in full together with accrued interest and other amounts payable hereunder on demand.

11.           WAIVERS: THE BORROWER HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO NOTICE AND HEARING TO THE EXTENT PERMITTED BY LAW OF ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER MAY DESIRE TO USE, and, further, irrevocably waives presentment for payment, demand, notice of nonpayment, notice of intention to accelerate the maturity of this Note, diligence in collection, commencement of suit against any obligor, notice of protest, and protest of this Note and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, before or after the maturity of this Note, with or without notice to Borrower, and agrees that Borrower’s liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Lender.  Borrower consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Lender with respect to the payment or other provisions of this Note.  Any delay on the part of Lender in exercising any right under this Note shall not operate as a waiver of any such right, and any waiver granted or consented to on one occasion shall not operate as a waiver in the event of any subsequent default.

12.           NO USURY: Lender and Borrower intend to comply at all times with applicable usury laws.  If at any time such laws would ever render usurious any amounts called for under this Note or the other Loan Documents, then it is Borrower’s and Lender’s express intention that Borrower shall not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 12 shall control over all other provisions of this Note and the Loan Documents which may be in apparent conflict herewith, that such excess amount shall be credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by Lender to Borrower), and the provisions hereof shall be reformed and the amounts thereafter collectible under this Note reduced, without the necessity of the execution of any further documents, so as to comply with the then applicable law, but so as to permit the recovery by Lender of the fullest amount otherwise called for under this Note.  Any such crediting or refund shall not cure or waive any default by Borrower under this Note or the other Loan Documents.  If at any time following any reduction in the interest rate payable by Borrower there remains unpaid any principal amount under this Note and the maximum interest rate allowed by applicable law is increased or eliminated, then the interest rate payable under this Note shall be readjusted, to the extent not prohibited by applicable law, so that the dollar amount of interest payable hereunder shall be equal to the dollar amount of interest which would have been paid by Borrower without giving effect to the reduction in interest resulting from compliance with applicable usury laws.  Borrower agrees that in determining whether or not any interest payable under this Note or the other Loan Documents exceeds the highest rate allowed by law, any non-principal payment (except payments specifically stated in this Note or in the other Loan Documents to be “interest”), including, without limitation, prepayment fees and delinquency charges, shall, to the maximum extent allowed by law, be an expense, fee or premium rather than interest.  The term “applicable law”, as used in this Note shall mean the laws of The Commonwealth of Massachusetts or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

13.           ACCELERATION AND OTHER REMEDIES: If:

(a)           Borrower fails to pay any sum within ten (10) days of when due under this Note; or

(b)           an “Event of Default”, as said term is defined in the Loan Agreement or any other Loan Document, occurs;

then, and in any such event, Lender may, at its option, declare the entire unpaid balance of this Note together with interest accrued thereon, to be immediately due and payable and Lender may proceed to exercise any rights or remedies that it may have under this Note, the Loan Agreement, the other Loan Documents or such other rights and remedies which Lender may have at law, equity or otherwise.

14.           SUCCESSORS AND ASSIGNS: This Note shall be binding upon Borrower and upon its respective heirs, successors, assigns and representatives, and shall inure to the benefit of Lender and its successors, endorsees, and assigns.

15.           DEPOSITS:  Any and all deposits or other sums at any time credited by or due from Lender to Borrower and any cash, securities, instruments, or other property of Borrower which now or hereafter are at any time in the possession or control of Lender, constitute additional security to Lender for the liabilities of Borrower to Lender including, without limitation, the liability evidenced hereby, and may be applied or set off by Lender against such liabilities at any time from and after an Event of Default hereunder whether or not other collateral is available to Lender.

16.           COLLECTION: Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Lender and handled by collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Lender except to the extent that actual cash proceeds of such instrument are unconditionally received by Lender and applied to this indebtedness in the manner elsewhere herein provided.

17.           AMENDMENTS: This Note may be changed or amended only by an agreement in writing signed by the party against whom enforcement is sought.

18.           GOVERNING LAW; SUBMISSION TO JURISDICTION: This Note is given to evidence debt for business or commercial purposes, is being delivered to Lender at one of its offices in The Commonwealth of Massachusetts and shall be governed by and construed under the laws of said Commonwealth.  Borrower hereby submits to personal jurisdiction in said Commonwealth for the enforcement of Borrower’s obligations hereunder, under the Loan Agreement and under the other Loan Documents, and waives any and all personal rights under the law of any other state to object to jurisdiction within such Commonwealth for the purposes of litigation to enforce such obligations of Borrower.  In the event such litigation is commenced, Borrower agrees that service of process may be made, and personal jurisdiction over Borrower obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation upon Borrower at the address set forth in the preamble to this Note.

19.           CAPTIONS: All paragraph and subparagraph captions are for convenience of reference only and shall not affect the construction of any provision herein.

IN WITNESS WHEREOF, this Note has been executed and delivered under seal as of the 12th day of October, 2005.

CHASE CORPORATION

/s/ Paula M. Myers	By:	/s/ Everett Chadwick
Witness	Everett Chadwick, Treasurer and
Chief Financial Officer

EXHIBIT A

INTEREST RATE ELECTION NOTICE

To:          Citizens Bank of Massachusetts

Attn: William E. Lingard, Senior Vice President

The undersigned hereby elects, effective as of the date hereof (or the next interest payment date if this election is not dated as of an interest payment date under the Note), that such advance accrue interest at the following checked interest rate:

☐            Lender’s Prime Rate (as announced from time to time).

☐            one (1) month LIBOR Rate plus the Applicable Margin as set forth in Rider A to the Note.

☐            three (3) month LIBOR Rate plus the Applicable Margin as set forth in Rider A to the Note.

☐            six (6) month LIBOR Rate plus the Applicable Margin as set forth in Rider A to the Note.

☐            nine (9) month LIBOR Rate plus the Applicable Margin as set forth in Rider A to the Note.

☐            twelve (12) month LIBOR Rate plus the Applicable Margin as set forth in Rider A to the Note.

EXECUTED under seal as of this       day of                    , 20   .

CHASE CORPORATION

By:
Witness
Name:

Title:

RIDER A

PROVISIONS FOR CITIZENS LIBOR RATE LOANS

BORROWER:  Chase Corporation

1.             Certain Definitions.  Any defined terms not defined below shall have the definitions as set forth in the Loan Agreement or Promissory Note to which this Rider A is attached and made a part hereof.

“Applicable Margin” means one and one-half of one percent (1.5%) per annum.

“Business Day” means:

(i)            any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in the Commonwealth of Massachusetts.

(ii)           when such term is used to describe a day on which a payment or prepayment is to be made in respect of a LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(iii)          when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

“Funding Date” means the date of the Note to which this Rider A is attached.

“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Bank under Hedging Contracts.

“Interest Period” means:

(i)            initially, the period beginning on (and including) the Funding Date and ending on (but excluding)              (the “Stub Period”); and

(ii)           then, each period commencing on the last day of the next preceding Interest Period and ending on the day which numerically corresponds to the last day of the Stub Period one, three, six, nine or twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); and

(iii)          thereafter, each period commencing on the last day of the next preceding Interest Period and ending one, three, six, nine or twelve months thereafter;

provided, however, that

(a)           if the Borrower has or may incur Hedging Obligations with the Bank in connection with the Loan, the Interest Period shall be of the same duration as the relevant period set under the applicable Hedging Contract;

(b)           if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

(c)           no Interest Period may end later than the termination of this agreement.

“Interest Payment Date” means the last Business Day of each Interest Period.

“LIBOR Rate” means relative to any Interest Period for a LIBOR Rate Loan, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the LIBOR Rate Loan for a term coextensive with the Interest Period which the British Bankers’ Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

“LIBOR Rate Loan” means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the LIBOR Rate.

“LIBOR Lending Rate” means, relative to a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate =	LIBOR Rate
(1.00 - LIBOR Reserve Percentage)

“LIBOR Reserve Percentage” means, relative to any day of any Interest Period for the LIBOR Rate Loan, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

“Loan” means all amounts outstanding under the Note and/or advanced pursuant to this agreement.

“London Banking Day” means a day on which dealings in US dollar deposits are transacted in the London interbank market.

“Maturity Date” - as defined in the Loan Agreement and/or the Note to which this Rider A is attached.

“Prime Rate” means the rate of interest announced by Bank in from time to time as its “Prime Rate.”  The Borrower acknowledges that the Bank may make loans to its customers above, at or below the Prime Rate.  Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.

“Prime Rate Loan” means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the Prime Rate

2.             Borrowing Procedures.

2.1           Funding of the Loan.  On the Funding Date and on terms and subject to the conditions of this agreement, the Loan shall be made available to the Borrower no later than 11:00 a.m. New York time by a deposit to the Account (or as otherwise instructed by the Borrower in writing) in the full principal amount of the Loan.  Unless otherwise prohibited by this agreement, the Loan shall initially be classified as a LIBOR Rate Loan and interest shall accrue by reference to the LIBOR Rate.

3.             Repayments, Prepayments, and Interest.

3.1           Repayment of Loan; Automatic Rollover of LIBOR Rate Loan.  During the period(s) the Loan is classified as a LIBOR Rate Loan, it shall mature and become payable in full on the last day of each Interest Period.  Upon maturity the Loan shall automatically be continued as a LIBOR Rate Loan with an equal Interest Period in an amount equal to the expiring LIBOR Rate Loan LESS the applicable Principal Repayment Amount, provided, however, that no portion of the outstanding principal amount of a LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any default or Event of Default has occurred and is continuing.  If any default or Event of Default has occurred and is continuing (if the Bank does not otherwise elect to exercise any right to accelerate the Loan it is granted hereunder), the maturing LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan.  During the period(s) that the Loan is classified as a Prime Rate Loan, the Borrower shall make regular payments of principal in amounts equal to the applicable Principal Repayment Amount on the last day of each Interest Period.  Notwithstanding the foregoing, the Loan shall mature and become payable in full upon the Maturity Date.

3.2           Voluntary Prepayment of the LIBOR Rate Loan.  When classified as a LIBOR Rate Loan, the Loan may be prepaid upon the terms and conditions set forth herein.  The Borrower acknowledges that additional obligations may be associated with prepayment, in accordance with the terms and conditions of any applicable Hedging Contracts.  The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of the LIBOR Rate Loan, specifying the proposed date of payment and the principal amount to be paid.  Each partial prepayment of the principal amount of the LIBOR Rate Loan shall be in an integral multiple of $100,000.00 and accompanied by the payment of all charges outstanding on the LIBOR Rate Loan and of all accrued interest on the principal repaid to the date of payment.  Borrower acknowledges that prepayment or acceleration of the LIBOR Rate Loan during an Interest Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities.  Therefore, all full or partial prepayments of the LIBOR Rate Loan shall be accompanied by, and the Borrower hereby promises to pay, on each date the LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Rate Loan Prepayment Fee”) determined by the Bank pursuant to the following formula:

(a)           the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from:

(b)           the LIBOR Lending Rate plus the Applicable Margin then applicable to the LIBOR Rate Loan.

If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee.  If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

(c)           the amount of the LIBOR Rate Loan being prepaid.

The resulting amount shall be divided by:

(d)           360

and multiplied by:

(e)           the number of days remaining in the Interest Period as to which the prepayment is being made.

Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan.  The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

3.3           Interest Provisions.  Interest on the outstanding principal amount of the Loan when classified as a: (i) LIBOR Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date, and (ii) Prime Rate Loan shall accrue during each Interest Period at a rate equal to the Prime Rate and be payable on each Interest Payment Date.

4.             Miscellaneous LIBOR Rate Loan Terms.

4.1           LIBOR Rate Lending Unlawful.  If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain the Loan as, or to convert the Loan into, a LIBOR Rate Loan, the obligations of the Bank to make, continue, maintain or convert the Loan into a LIBOR Rate Loan shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and if the Loan is then presently a LIBOR Rate Loan, it shall automatically convert into Prime Rate Loan at the end of the then current Interest Period or sooner, if required by such law or assertion.

4.2           Substitute Rate.  If the Bank shall have determined that

(a)           US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London interbank market;

(b)           by reason of circumstances affecting the Bank in the London interbank market, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to the LIBOR Rate Loan, or

(c)           the LIBOR Rate no longer adequately reflects the Bank’s cost of funding the Loan,

then, upon notice from the Bank to the Borrower, the obligations of the Bank under Loan Agreement or the Note (as applicable) to make or continue the Loan as, or to convert the Loan into, a LIBOR Rate Loan shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.  During any such suspension, the Loan shall be classified as a Prime Rate Loan.

4.3           Indemnities.  In addition to the LIBOR Rate Loan Prepayment Fee, the Borrower agrees to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of:

(a)           any conversion or repayment or prepayment of the principal amount of the LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to the Loan Agreement, the Note (as applicable) or otherwise;

(b)           any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of the LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to the Loan Agreement, the Note (as applicable) or otherwise;

The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount.  Such additional amounts shall be payable by the Borrower to the Bank within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.  The Borrower understands, agrees and acknowledges the following: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on the LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank.  Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

4.4           Increased Costs.  If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)           shall subject the Bank to any tax, duty or other charge with respect to the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan, or shall change the basis of taxation of payments to the Bank of the principal of or interest on the LIBOR Rate Loan or any other amounts due under this agreement in respect of the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank’s principal executive office is located); or

(b)           shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loan as a LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this agreement with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

4.5           Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Bank, or person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loan made by the Bank is reduced to a level below that which the Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Borrower, the Borrower shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling person for such reduction in rate of return.  A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.  In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

4.6           Taxes.  All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(a)          pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)         promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(c)          pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.